Amendment No. 2 to
                                                             SEC File No.70-9565


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                               300 Madison Avenue
                          Morristown, New Jersey 07960


              (Name of company filing this statement and addresses
                         of principal executive offices)

                                    GPU, INC.

          (Name of top registered holding company parent of applicants)

T. G. Howson,                                   Douglas E. Davidson, Esq.
Vice President and Treasurer                    Berlack, Israels & Liberman LLP
S. L. Guibord, Secretary                        120 West 45th Street
GPU Service, Inc.                               New York, New York 10036
300 Madison Avenue
Morristown, New Jersey  07960


D. C. Brauer
Vice President
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07960

                   (Names and addresses of agents for service)

         GPU hereby amends its Application on Form U-1, docketed in SEC File No. 70-9565, as follows:

                  1. By filing the following exhibits and financial statements:

                  (a)      Exhibits:

                           G        -       Financial Data Schedules

                  (b)      Financial Statements:

                           1-A    -         GPU  and   Subsidiary   Companies
                                            Consolidated Balance Sheets,  actual
                                            and pro forma,  as at September  30,
                                            1999, and Consolidated  Statement of
                                            Income and Retained Earnings, actual
                                            and pro forma, for the twelve months
                                            ended  September 30, 1999; pro forma
                                            journal entries.

                           1-B    -         GPU  (Corporate)  Balance  Sheets,
                                            actual   and   pro   forma,   as  at
                                            September 30, 1999 and Statements of
                                            Income and Retained Earnings, actual
                                            and pro forma, for the twelve months
                                            ended  September 30, 1999; pro forma
                                            journal entries.

                                    SIGNATURE

                  PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.



                                      By:  /s/ T. G. Howson
                                            T. G. Howson,
                                            Vice President and Treasurer


Date:  December 28, 1999









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